Exhibit 2.1
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into this 1st day of December, 2008, by and between AMERICAN RESIDENTIAL SERVICES, L.L.C., a Delaware limited liability company (“BUYER”), and ENERGY KING, INC. d/b/a HEATING & AIR CONDITIONING SERVICES, INC., a Massachusetts corporation (“SELLER”), ALAN MINTZ, a shareholder of SELLER (“OWNER”) and JEFF HULTMAN (“HULTMAN”).

WHEREAS, SELLER and OWNER desire to sell, or cause to be sold, to BUYER, and BUYER desires to purchase from SELLER, certain assets employed by SELLER in the operation of SELLER's residential and commercial heating and air conditioning installation and repair and related service business conducted in West Bridgewater, Massachusetts and surrounding communities, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties agree as follows: Section 1. Definitions and Interpretation.

(a)           Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1(a):

“Accounts Receivable” means all of the accounts receivable of the Business, whether or not such accounts receivable have been written-off, including those active and inactive customer accounts receivable identified on Schedule 1(a)-1 ..

“Accounts Payable” means the current accounts payable of the Business identified on the Balance Sheet.

“Add-on/Replacement Customer Accounts” means accounts of customers of the Business who have purchased replacement equipment for their own home or commercial properties.

“Area” means the Massachusetts counties of Plymouth and Suffolk, and any other county in which customers of SELLER are serviced.

“Assets” means the assets of every type and description that are owned, leased or licensed by SELLER and used or held in connection with the Business (other than the Excluded Assets), including the Accounts Receivable, Books and Records, Contracts and Commitments, Customer Lists, inventory, Fixed Assets, Intellectual Property, Other Assets and Other Agreements.

“Assumed Liabilities” has the meaning specified in Section 3(a).

“Balance Sheet” has the meaning specified in Section 5(g).

“Balance Sheet Date” means October 31, 2008.

“Books and Records” means all of SELLER's books and records, electronic or otherwise, relating to the Business, including all financial statements, financial and operating records, records relating to active and canceled customer contracts and invoices and personnel records.

“Business” means the residential and commercial heating and air conditioning installation and repair and -related service business conducted by SELLER in the Area.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by BUYER under this Agreement or in connection herewith.

“CERCLA” Means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.

“Claim Notice” has the meaning specified in Section 14(c).

“Closing” means the actual transfer and delivery of the deeds, bills of sale and other instruments of conveyance for the Assets from SELLER to BUYER. The Closing shall be deemed to have become effective for accounting purposes as of 12:01 A.M., Eastern Standard time, on the Closing Date.

“Closing Date” means the date on which the Closing is actually held.

“Code” means the Internal Revenue Code of 1986.

“Construction Customer Accounts” means builders or general contractors who have purchased equipment and/or services for installation to new or remodeled homes and commercial properties.

“Contracts and Commitments” means the contracts, commitments and other arrangements, except for free services or gratuities, between SELLER and customers of the Business, identified on Schedule 1(a)-2.

“Contaminant” means any waste, contaminant, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste or any constituent of any such substance or waste.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-United States, court or tribunal and any award in any arbitration proceeding.

“Customer Credits and Prepayments” means all amounts collected by SELLER or OWNER on or prior to the Closing Date that constitute customer payments, deferred revenue, discounts, pre-billings or other credits for services to be rendered after the Closing Date.

“Customer Lists” means all customer data, electronic or otherwise, of SELLER, including all customer lists, invoices, customer account cards, and any other available document or media, bearing annualized revenue and other information relating to current, former or prospective customers (all available years) of the Business and all right, title and interest in and to such customer data, and any and all rights under agreements SELLER may have with third parties relating thereto, including those identified on Schedule 1(a)-3.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Body in response to a Release or threatened Release of a Contaminant into the environment.

“Environmental Laws” means all Requirements of Laws derived from or relating to any United States federal, state or local, or any non-United States, laws or regulations concerning the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” has the meaning specified in Section 5(o).

“Excluded Assets” means all cash, cash equivalents, bank deposits, contracts of insurance and the items identified on Schedule 1(a)-4.

“Fixed Assets” means all fixed assets owned or leased by SELLER and used in connection with the Business, including the vehicles, machinery, sales, treating, operating and service equipment, signs, small tools, warehouse computer and office equipment and furnishings, telephone systems and other fixed assets identified on Schedule 1(a)-5.

“Governmental Body” means any United States federal, state or local, or any supranational or non-United States, government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 5(q).

“Home Depot Related Revenue” means all revenue generated from Home Depot stores in the Area.

“Indemnitee” has the meaning specified in Section 14(c).

“Indemnitor” has the meaning specified in Section 14(c).

“Intellectual Property” means (a) patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, extensions, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto, (h) trademarks, service marks, trade dress, logos, trade names, corporate names, designs, slogans and general intangibles of like nature, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, whether registered or unregistered, and all applications, registrations and renewals in connection with the foregoing., (c) copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, concepts, methods, models, formulas, technology, compositions, manufacturing and production processes and techniques, data, designs, drawings, specifications, customer and supplier lists, mailing lists, pricing and cost information, business and marketing plans and proposals and other proprietary information), (e) business and regulatory agency licenses, payment, performance and bid bonds, permits, and yellow page advertisement placements, (f) computer software (including data and related documentation), whether in source code, object code or human readable form, (g) Web sites and uniform resource locators (URL), (h) all other proprietary rights, and (i) copies and tangible embodiments of the foregoing (in whatever form or medium), in each case, owned or licensed by SELLER and used in connection with the Business, including those identified on Schedule 5(l).

“Inventory” means all inventories of the Business, including those identified on Schedule 1(a)-6, except for inventory which BUYER determines are no longer usable or are not legally permitted for use by BUYER in the Business.

“Leased Real Property” has the meaning specified in Section 5(k).

“Losses” has the meaning specified in Section 14(a).

“Organizational Documents” means the articles or certificate of incorporation, by-laws, certificate of limited partnership, certificate of formation, partnership agreement, operating agreement or other governing or constituent documents of an entity.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §,§ 651, et seq.

“Other Agreements” means all agreements pertaining to the Business, other than the Contracts and Commitments, to winch SELLER is a party, including any non-competition, nondisclosure or non-solicitation agreement of any kind.

“Other Assets” means all printed materials (including marketing literature), telephone numbers, prepaid advertisements, deposits, payments due from employees, vendor credits and rebates, parts and other assets used in the Business, including those identified on Schedule 1(a)-7.

“Owner Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by OWNER under this Agreement or in connection herewith.

“Purchase Price” has the meaning specified in Section 2(b).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Seller Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater of Seller Property.

“Remedial Action” means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (b) prevent the Release or threatened Release or minimize the further Release of Contaminants or (c) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirements of Laws” means any United States federal, state or local, and any non- United States, laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to he executed and delivered by SELLER under this Agreement or in connection herewith.

“Seller Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit or other asset owned, leased or operated by SELLER and used in the Business.

“Service Customer Accounts” means accounts of customers of the Business who have purchased maintenance and repair services for their own home or commercial properties.

“Third Person Claim” has the meaning specified in Section 14(c).

“Total Net Revenue” has the meaning specified in Section 5(e).

“2008 EBITDA” has the meaning specified in Section 5(e).

(b)           Interpretation. For purposes of this Agreement, (i) the words -include,” “includes” and “including” shall he deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein, “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein: (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (y) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

The Exhibits, Schedules and any Addenda referred to herein shall be construed with and as all integral part of this Agreement to the same extent as if they were set forth verbatim herein.

This Agreement, the Buyer Ancillary Agreements, the Owner Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 2.    Sale of Assets and Purchase Price.

(a)           Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, SELLER shall sell, assign, transfer, convey and deliver to BUYER, free and clear of all Encumbrances, and BUYER shall purchase and accept from SELLER, all of SELLER's right, title and interest in and to the Assets.

(b)           Purchase Price. The purchase price for the Assets (the "Purchase Price”) shall be;

(i)	$447,463.69 payable as follows:

(A)           $352,463.69 by BUYER to SELLER at Closing;

(B)           $5,000.00 by BUYER to HULTMAN at Closing;

(C)           $90,000.00 by BUYER payable as to he determined to Ford Motor Credit and GMAC on behalf of SELLER at Closing to payoff all vehicle debt; plus

(ii)
An amount equal to ten percent (10%) of the non-Home Depot Related Revenue of the Business generated and collected by BUYER between December 1, 2008 and November 30, 2009, not to exceed 5500,000.00. Such payments shall be made monthly no later than thirty (30) days following collection of such revenue by BUYER commencing January 2009. BUYER shall escrow 5500,000.00 with Regions Bank in Memphis, Tennessee to fund such payments (with any interest generated from the escrowed funds to remain the property of BUYER). BUYER shall also provide SELLER and its accountants and other representatives, upon reasonable advance notice, access to books and records relating to the revenue generated and collected by BUYER during such twelve (12) month period as may be reasonably requested by SELLER.

Section 3.    Assumption of Liabilities.

(a)    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, BUYER agrees, effective as of the Closing, to assume and agree to undertake, perform and discharge only the following liabilities of SELLER, as the same shall exist on the Closing Date (the "Assumed Liabilities”):

(i)	liabilities of the Business identified on Schedule 3, but only to the extent and in the amounts specifically set forth thereon; and

(ii)
all obligations of the Business to provide services required to be performed after the Closing Date under the Contracts and Commitments assigned to BUYER hereunder, including customer claims under the Contracts and Commitments in the ordinary course of business for warranty work that do not, individually, exceed $2,000.00.

(b)    Excluded Liabilities. Except as set forth above, BUYER shall not assume or agree to undertake, perform and discharge any liability or obligation of SELLER or OWNER arising out of the operation of the Business prior to or on the Closing Date. Specifically, and without limitation, BUYER shall not assume any liability or obligation (i) for accrued or unaccrued benefits, including vacation or sick pay, owed by SELLER to its agents or employees or arising under any employee benefit plan, program or arrangement maintained by SELLER, (ii) with respect to goods or products sold or services provided by SELLER prior to the Closing Date (including individual customer warranty claims in excess of $2,000.00 for which SELLER and OWNER retain liability for the full amount of any such claims), (iii) arising under Environmental Laws. (iv) in respect of any Excluded Assets, (v) related to taxes, or (vi) in respect of lawsuits, claims, proceedings or investigations.

Section 4.    Closing. The Closing shall take place at 10:00 a.m., local time, on December 1. 2008, at the offices of SELLER in West Bridgewater, Massachusetts, or at such other time and place as the parties may agree. At the Closing, (i) SELLER shall deliver to BUYER an assignment and bill of sale, substantially in the form attached hereto as Exhibit A, and such other deeds, bills of sale, assignments and instruments of conveyance or transfer as BUYER shall deem necessary or appropriate to vest in BUYER all right, title and interest of SELLER in and to the Assets and (ii) BUYER shall deliver to SELLER an instrument of assumption, substantially in the form attached hereto as Exhibit B. satisfactory to SELLER and its counsel, as shall be effective to cause BUYER to assume the liabilities as contemplated by Section 3. SELLER and OWNER shall take all action necessary to put BUYER in actual possession and operating control of the Assets on the Closing Date.

Section 5.    SELLER's and OWNER's Representations and Warranties. SELLER and OWNER, jointly and severally, represent, warrant and covenant to BUYER as Follows:

(a)    Authority and Validity. SELLER has full power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Seller Ancillary Agreements by SELLER have been duly authorized and approved by its board of directors. This Agreement and each of the Seller Ancillary Agreements have been duly adopted by SELLER'S stockholders and no further authorization or consent on the part of SELLER or its stockholders members is necessary for SELLER to execute, deliver and perform this Agreement or the Seller Ancillary Agreements. This Agreement has been duly executed and delivered by SELLER and is the legal, valid and binding obligation of SELLER enforceable in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery thereof by SELLER, will be duly executed and delivered by SELLER and will be a legal, valid and binding obligation of SELLER enforceable in accordance with its terms, in each case except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

OWNER has full legal right, power and capacity to execute, deliver and perform this Agreement and each of the Owner Ancillary Agreements. This Agreement has been duly executed and delivered by OWNER and is the legal, valid and binding obligation of OWNER enforceable in accordance with its terms, and each of the Owner Ancillary Agreements, upon execution and delivery thereof by OWNER, will be duly executed and delivered by OWNER and will be a legal, valid and binding obligation of OWNER enforceable in accordance with its terms.

Neither the execution and delivery by SELLER and OWNER of this .Agreement, the Seller Ancillary Agreements and the Owner Ancillary Agreements (as applicable) or the consummation of any of the transactions contemplated hereby or thereby nor compliance by SELLER and OWNER with, or fulfillment by SELLER and OWNER of, the terms, conditions and provisions hereof or thereof will:

(i)
 (1) violate or conflict with any of the Organizational Documents of SELLER, (2) result in a breach of the terms, conditions or provisions of, or constitute a default, an event which, with notice or lapse of time, or both, would constitute a delliult or an event creating rights of acceleration. termination or cancellation under, any agreement or any note, instrument, agreement, mortgage, lease, guarantee, license, franchise, permit or other authorization, right, restriction or obligation to which SELLER or OWNER is a party or any of their respective assets or business is subject or by which SELLER or OWNER is hound, (3) result in a breach or violation of any court order to which SELLER or OWNER is a party or any of their respective assets or business is subject or by which SELLER or OWNER is bound, (4) violate any Requirements of Laws affecting SELLER. OWNER or their respective assets or business, or (5) result in the creation or imposition of an Encumbrance upon any assets or properties of SELLER or OWNER: or

(ii)	require the approval, consent, authorization or act of, or the making by SELLER or OWNER of any declaration, filing or registration with. any person.

(b)    Organization and Subsidiaries. SELLER is a corporation duly organized and validly existing in good standing under the laws of the State of Massachusetts and has full power and authority to own or lease and operate and use the Assets and to carry on the Business as presently conducted. SELLER is duly qualified to transact business and is in good standing in each jurisdiction in which the character of its owned or leased properties or the conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that SELLER is required so to qualify. The Federal Tax Identification Number of SELLER is 20-3161375. OWNER owns all of the outstanding shares of capital stock of SELLER.

SELLER does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities of or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity which is involved in or relates to the Business.

(c)           Title.  SELLER has good and marketable title to all of the Assets, free and clear of all Encumbrances. Specifically, without limitation, SELLER has the legal right to assign each of the Customer Lists and Contracts and Commitments to BUYER. Upon delivery to BUYER on the Closing Date of the instruments of transfer contemplated by this Agreement, SELLER will thereby transfer to BUYER good and marketable title to the Assets, subject to no Encumbrances.

(d)            Accounts Receivable and Customer Credits and Prepayments. All of the Accounts Receivable and Customer Credits and Prepayments have arisen from bona fide transactions by SELLER in the ordinary course of the Business, arc valid and enforceable in accordance with their terms, and are good and collectible in the ordinary course of the Business. The amount of Accounts Receivable outstanding that has not aged more than 90 days as of the date hereof is $117,430.00, and the amount of Customer Credits and Prepayments as of the date hereof is not more than $182.000.00.

(e)           Customer Revenue and Earnings. The total actual produced net revenue generated by the Business for the period from November 1, 2007 through October 31, 2008 is not less than $4,926,000.00, exclusive of credits and bad debt in excess of 1% (the “Total Net Revenue”), of which the total net revenue produced by Service Customer Accounts is not less than $1,427,000.00 and the total net revenue produced by Add-on/Replacement Customer Accounts is not less than $3,499,000.00. The total earnings before interest, tax, depreciation and amortization for the period from November 1, 2007 through October 31, 2008, as determined and set forth on Schedule 5(e)  (the “2008 EBITDA”) is not less than $546.000.00.

(f)           Customer Lists. The Customer Lists are true and accurate. SELLER and OWNER have not transferred any rights to any other person with respect to the Customer Lists. SELLER and OWNER have not retained any copies of the Customer Lists in any format and no other person is in possession of copies of the Customer Lists in any format.

(g)           Financial Statements. Schedule 5(g) contains (i) the unaudited balance sheets of SELLER with respect to the Business at December 31, 2007 and December 31, 2006 and the related unaudited income statements of SELLER with respect to the Business for each of the 12- month periods of operations then ended and (ii) the unaudited balance sheet of SELLER with respect to the Business at October 31, 2008 (the “Balance Sheet”) and the related unaudited income statement of SELLER with respect to the Business for the 10-month period then ended. Such balance sheets and income statements are true and correct, have been prepared in accordance with the Books and Records of SELLER and present fairly the financial position and results of operations of SELLER with respect to the Business at their respective dates and for the periods then ended in accordance with SELLER's standard accounting practices consistently applied.

(h)           Changes Since Last Reporting Period. Except as contemplated by this Agreement, since the Balance Sheet Date, there has not been:

(i)
any material adverse change in the Assets (specifically including the Fixed Assets, Inventory and Accounts Receivable), the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of SELLER with respect to the Business, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future: or

(ii)
any material adverse change in the relationships of SELLER or OWNER relating to the Business with suppliers, employees, subcontractors, customers or others, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future.

Since the Balance Sheet Date, SELLER has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, neither SELLER nor OWNER has, in respect of the Business:

(i)	cancelled any debts owed to or claims held by SELLER (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(ii)
 made any change in the accounting principles and practices used by SELLER from those applied in the preparation ofthe Balance Sheet and the related statements of income and cash flow for the 10-month period then ended: or

(iii)
 incurred any liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of the Business that are not due to any breach of an obligation by SELLER and that would not be required to he reflected or reserved against in a balance sheet with respect to the Business prepared in accordance with SELLER's standard accounting practices consistently applied.

(i)           Contracts and Commitments and Other Agreements. Each of the Contracts and Commitments and Other Agreements constitutes a valid and binding obligation of the parties thereto, is in full force and effect, may be transferred to BUYER pursuant to this Agreement without the consent. approval or act of, or the making of any filing with, any other party and will continue in full force and effect thereafter, in each ease without breaching the terms thereof or resulting in the forfeiture or impairment of any rights of BUYER thereunder. Each party to any of the Contracts and Commitments or Other Agreements has fulfilled and performed its obligations thereunder, No party is in, or alleged to be in, breach or default under, nor is there, or is there alleged to be, any basis for termination of, any of the Contracts and Commitments or Other Agreements, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any party thereto. SELLER is not currently renegotiating any of the Contracts and Commitments or Other Agreements or paying liquidated damages in lieu of performance thereunder. None of the Contracts and Commitments and Other Agreements contains terms unduly burdensome to SELLER or is harmful to the Business. SELLER has delivered complete and correct copies of each of the Contracts and Commitments and Other Agreements to BUYER. The Contracts and Commitments and Other Agreements do not include any contracts with any Governmental Bodies.

(j)            Customers. No customer of SELLER in respect of the Business generated, directly or indirectly, more than 5% of SELLER's revenue for the year ended December 31, 2007 or the 10-month period ended October 31, 2008 in any of the following categories: (i) Service Customer Accounts, (ii) Add-on/Replacement Customer Accounts or (iii) Construction Customer Accounts.

(k)            Real Property. SELLER does not own any real property that is used in or relates to the Business nor does SELLER hold any option to acquire any real property for use with respect to the Business. Schedule 5(k) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof and the location of the real property covered by such lease or other agreement) under which SELLER is lessee of or holds or operates, any real property owned by any third person and used in or relating to the Business (the “Leased Real Property”). Except as set forth in Schedule 5(k), SELLER has the right to quiet enjoyment of all of the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of SELLER in the Leased Real Property is not subject or subordinate to any Encumbrance. SELLER has delivered to BUYER complete and correct copies of any title opinions, surveys, appraisals and title insurance policies currently in three in SELLER's possession with respect to each parcel of Leased Real Property. Neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the knowledge of SELLER and OWNER, no such condemnation or other taking is threatened or contemplated.

(l)            Intellectual Property. Except as set forth on Schedule 5(l), SELLER owns or has the right to use pursuant to an enforceable written license, sublicense, agreement or permission, all Intellectual Property used in connection with the Business. Each item of Intellectual Property owned or used by SELLER in connection with the Business immediately prior to the Closing shall he owned or available for use by BUYER on identical terms and conditions immediately subsequent to the Closing. SELLER and OWNER have taken all reasonably necessary action to maintain and protect each item of Intellectual Property used in connection with the Business.

Except as set forth on Schedule 5(l): Neither SELLER nor OWNER has interfered with, infringed upon, misappropriated, violated or otherwise come into conflict with any rights of any third party with respect to Intellectual Property, and neither SELLER nor OWNER has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, violation or conflict (including any claim that SELLER or OWNER must license or refrain from using any Intellectual Property of any third party). To the knowledge of SELLER and OWNER, no third party has interfered with, infringed upon, misappropriated, violated or otherwise come into conflict with any Intellectual Property rights of SELLER or OWNER.

Schedule 5(l) sets forth a true and complete list of (i) all patent, trademark, service mark, Internet domain name and copyright registrations, and applications to obtain or register the foregoing, which have been issued to SELLER or OWNER and are included in the Intellectual Property, (ii) all licenses, agreements or other permissions which SELLER or OWNER has granted to any third party with respect to any of the Intellectual Property (together with any exceptions) used by SELLER or OWNER in connection with the Business and (iii) all trade names, unregistered trademarks and service marks used by SELLER or OWNER in connection with the Business. With respect to each of the foregoing items of Intellectual Property required to be listed on Schedule 5(l), except as set forth on Schedule 5(l): (A) SELLER or OWNER possesses all right, title, and interest in and to each item, free and clear of all Encumbrances: (B) 110 item is subject to any outstanding injunction, judgment, order, decree, ruling or charge by any Governmental Body; (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SELLER or OWNER, threatened which challenges the legality, validity, enforceability, use, or ownership of any such item; and (D) neither SELLER nor OWNER has agreed to indemnify any person, party, or entity for or against any interference, infringement, misappropriation, violation or other conflict with respect to any such item.

Schedule 5(l) also contains a true and complete list of (i) all Intellectual Property owned by third parties and used by SELLER or OWNER pursuant to license, sublicense, agreement or permission in connection with the Business and (ii) all licenses, agreements or other permissions which SELLER or OWNER has been granted by any third party with respect to any Intellectual Property owned by third parties in connection with the Business. With respect to each of the foregoing items of Intellectual Property required to be listed on Schedule 5(l), except as set north on Schedule 5(l): (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (B) the license, sublicense, agreement or permission will continue to be in full force and effect on identical terms following the Closing; (C) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (D) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (E) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SELLER or OWNER, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (F) neither SELLER nor OWNER has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(m)           Availability of Assets. Except as set forth on Schedule 5(m) and except for the Excluded Assets, the Assets constitute all of the assets used in the Business and are in good operating condition, reasonable wear and tear excepted, and are suitable for the uses for which intended. The fair market value of the Fixed Assets is not less than $198,317.00.

Schedule 5(m) sets forth a description of all material services provided by any affiliate of SELLER to SELLER with respect to the Business utilizing either (i) assets not included in the Assets or (ii) employees of the Business, and the manner in which the costs of providing such services have been allocated to the Rosiness.

(n)           Inventory. The Inventory consists of items of a quality and quantity usable in the ordinary course of the Business.

(o)           Employee Matters. SELLER has complied in respect of the Business with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

SELLER believes that its relations with its employees with respect to the Business are satisfactory. There has not been not is there pending any actual or threatened strike, slowdown, picketing, work stoppage, employee grievance or other similar activity with respect to the Business. There is no pending complaint tiled with the National Labor Relations Board or any other Governmental Body alleging unfair labor practices, civil rights violations, employment discrimination charges or the like against SELLER with respect to the operation of the Business, and there are no existing facts which might reasonably be expected to lead to any such unfair labor practice charge.

SELLER is not a party to, and SELLER with respect to the Business is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of SELLER with respect to the Business. There have been no union organizing or election activities involving any non-union employees of SELLER which have occurred since November 30, 2004 nor, to the knowledge of SELLER or OWNER, are any such activities threatened as of the date hereof.

Schedule 5(o) lists (i) the names and annual or hourly rates of salary and other compensation of each of SELLER's employees and agents with respect to the Business, (ii) the date of the last increase in compensation for each such employee or agent and (iii) the outstanding, balances of all loans and advances made by SELLER to any such employee or agent.

Except as set forth on Schedule 5(o), SELLER has not, with respect to the Business, entered into any employment, compensation, bonus, incentive or similar agreements or obligations with any employee, agent, entity, or independent contractor.

Each of SELLER's employees with respect to the Business has executed a non-compete, non-disclosure, non-solicitation or confidentiality agreement, a true and correct copy of which has previously been delivered by SELLER to BUYER.

SELLER does not maintain or contribute to, or have any obligation to contribute to, any (i) nonqualified deferred compensation or retirement plan or arrangement, (n) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, as set forth in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, as set forth in Section 3(2) of ERISA (including any Multiemplover Plan, as set forth in Section 3(37) of ERISA), (iv) Employee Welfare Benefit Plan, as set forth in Section 3(1) of ERISA, or (v) material fringe benefit or other retirement, bonus, or incentive plan or program.

(p)           Compliance with Laws. The Business has been and is being conducted in accordance with all applicable Requirements of Laws, including the Immigration and Nationality Act, as amended by the Immigration Reform and Control Act of 1986, and neither SELLER nor OWNER has received any notice of alleged violation, or of any investigation pertaining thereto, of any applicable Requirements of Laws.

(q)           Governmental Permits. SELLER (including for this purpose any of its employees that may he required to so own, hold or possess) owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 5(q) sets forth a list and brief description of each Governmental Permit, complete and correct copies of which have heretofore been delivered to BUYER by SELLER. Except as set forth in Schedule 5(q): (i) SELLER (or the relevant employee) has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time, or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time, or both. would permit revocation or termination of any such Governmental Permit. or which might adversely affect the rights of SELLER under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, SELLER or OWNER; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may he assigned and transferred to BUYER in accordance with this Agreement and will continue in lull force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

(r)           Environmental Matters. Except as set forth in Schedule5 (r):

(i)	the operations of the Business comply with all applicable Environmental Laws;

(ii)
SELLER has, in respect of the Business, obtained all environmental, health and safety Governmental Permits necessary for its operation, and all such Governmental Permits are in good standing, and SELLER is in compliance with all terms and conditions of such permits;

(iii)
neither SELLER, with respect to the Business, nor any of the present or, to SELLER's knowledge, past Leased Real Property is subject to any on-going investigation by, order from or agreement respecting (A) any Environmental Law, (B) any Remedial Action or (C) any claim arising from the Release or threatened Release of a Contaminant into the environment;

(iv)
SELLER is not, with respect to the Business, subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(v)
SELLER has not, with respect to the Business: (A) reported a Release of a hazardous substance 'Pursuant to Section 103(a) of CERCLA, or any state equivalent: or (B) tiled any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

(vi)	SELLER has not installed or utilized any underground storage tank or surface impoundment on any Leased Real Property;

(vii)	neither SELLER nor OWNER has received any notice or claim to the effect that it is or may be liable to any person as a result of the Release or threatened Release of a Contaminant;

(viii)	no Environmental Encumbrance has attached to any Seller Property; and

(ix)	no asbestos-containing materials are present on or within any Leased Real Property.

(s)           Tax Matters. SELLER has filed or caused to be filed all tax returns that are or were required to he filed with respect to the Business pursuant to all applicable Requirements of Laws and has paid all taxes that have become due pursuant to such tax returns or pursuant to any assessment which has become payable. Copies of all sales, use, income and other tax returns filed for the Business for the past three (3) years are attached hereto as Schedule 5(s). All such tax returns are true, correct, and complete.

(t)           Litigation and Claims. Except as set forth on Schedule 5(t): (i) there are no claims, actions, suits, regulatory proceedings, governmental investigations or arbitration proceedings pending or, to the knowledge of SELLER or OWNER, threatened against or affecting SELLER or OWNER, the Business, the Assets or the transactions contemplated by this Agreement, nor, to the knowledge of SELLER or OWNER, is there any basis for any of the same; and (ii) neither SELLER, with respect to the Business, nor the Assets are subject to any Court Order.

(u)           Insurance. Schedule 5(u) sets forth all insurance policies maintained by SELLER with respect to the Rosiness as of the date hereof and during the past five (5) years, copies of which have been previously delivered by SELLER to BUYER. SELLER currently maintains policies of insurance, including automobile liability, property damage, general liability and workers' compensation coverages. With respect to each such policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect and none of the policies' limits arc materially impaired, diminished or eroding; ( ii) no party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or lapse of time, or both, would constitute such a breach or default, or permit termination, modification. or acceleration, under the policy; (iii) no party to the policy has repudiated any provision thereof; (iv) no reservation of rights or other potential coverage disputes exist with respect to any existing, future or threatened claims or lawsuits; and (v) SELLER agrees to cause BUYER to be named as an additional insured on all of SELLER's existing automobile liability, general liability and umbrella/excess liability policies.

(v)           Warranties. Attached to Schedule 5(v) are copies of the standard terms and conditions covering services provided by SELLER in connection with the Business.

(w)           Absence of Undisclosed Liabilities. Neither SELLER nor any of the Assets is subject to any liabilities or obligations, other than unsecured trade accounts payable and accrued expenses arising in the ordinary course of the Business and identified on Schedule 3.

(x)           Broker. Neither SELLER nor OWNER has dealt with a broker in connection with the sale of the Business and the Assets other than Fred Silberstein, an agent with SFP Advisors, who SELLER and OWNER agree to pay $__________, in any manner that will create any claim for commissions, costs or expenses in connection therewith, by reason of the assertion of any agreement, understanding or other arrangement with SELLER or OWNER with respect to the transactions contemplated herein.

(y)           Disclosure. None of the representations and warranties of SELLER and OWNER contained in this Section 5 contains any untrue statement of fact or omits to state any fact necessary in order to make the statements and information contained in this Agreement not misleading.

Section 6.    BUYER's Representations and Warranties.  BUYER represents, warrants and covenants to SELLER and OWNER as follows:

(a)           Organization. BUYER is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware.

(b)           Authority and Validity. The execution, delivery and performance of this Agreement and each of the Buyer Ancillary Agreements by BUYER have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by BUYER and is the legal, valid and binding obligation of BUYER enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements, upon execution and delivery thereof by BUYER, will be duly executed and delivered by BUYER and will he a legal, valid and binding obligation of BUYER enforceable in accordance with its terms, in each case except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery by BUYER of this Agreement and the Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby nor compliance by BUYER with, or Fulfillment by BUYER of, the terms, conditions and provisions hereof or thereof will violate or conflict with the Organizational Documents of BUYER.

(c)           Broker. BUYER has not dealt with a broker in connection with the purchase of the Business and t e Assets, other than Fred Silberstein, an agent with SFP Advisors, who BUYER agrees to pay $50,000.00, in any manner that will create any claim for commissions, costs or expenses in connection therewith, by reason of the assertion of any agreement, understanding or other arrangement with BUYER with respect to the transactions contemplated herein.

Section 7.    Actions Pending Closing. BUYER and SELLER and OWNER agree that from the date hereof through the Closing Date:

(a)           Operations. SELLER will conduct the Business only in the ordinary course consistent with past practice and will not enter into any transaction or perform any act which will constitute a breach of the representations, warranties or covenants contained herein. SELLER will continue to pay its creditors consistent with past practice and course of dealing with respect to paying such creditors. SELLER shall promptly disclose to BUYER all Contracts and Commitments, Other Agreements and agreements entered into by it during this period.

(b)           Access to Records. SELLER will make available to BUYER and its agents, all of the Books and Records relating to the Business and the Assets.

(c)           Access to Facilities. BUYER and its agents shall be given full access during regular business hours to SELLER's physical facilities, and SELLER and OWNER shall, and shall cause the employees of SELLER to, cooperate fully with BUYER in its examination and inspection of the same.

(d)           Governmental Approvals: Consents. Each of SELLER and BUYER agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement, including (i) seeking to obtain all necessary authorizations, consents, orders and approvals of Governmental Bodies and (ii) seeking to obtain all necessary or appropriate consents of third parties, other than Governmental Bodies.

Section 8.    Conditions Precedent to Obligations of BUYER. The obligations of BUYER hereunder are subject to fulfillment or waiver, prior to or at Closing, of each of the following conditions:

(a)           No Errors. The representations and warranties of SELLER and OWNER herein shall he true and correct in all respects as of the Closing as if made on the Closing Date (except to the extent they expressly relate to an earlier date), and SELLER and OWNER shall have performed all of the obligations required to he performed by SELLER and OWNER on or prior to the Closing in the time and manner herein stated

(b)           Closing Certificate. SELLER and OWNER shall deliver to BUYER a certificate to the effect of Section 8(a), signed by a duly authorized officer of SELLER and OWNER.

(c)           Certified Copy of Authorization. SELLER and OWNER shall deliver to BUYER a copy of the resolutions adopted by SELLER's board o ['directors and shareholders, certified by SELLER's Secretary or President, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d)           Certificate of Good Standing. SELLER and OWNER shall deliver to BUYER a certificate of good standing from the state of its organization and from any other state in which it is qualified to do business as a foreign entity, in each case dated within ten days prior to the Closing.

(e)    Assumed Contracts. Not in Default. None of the agreements, leases, contracts or commitments to be assumed by BUYER shall be in default as of the Closing Date and SELLER shall have performed all obligations required to be performed by it under such agreements, leases, contracts or commitments on or prior to the Closing.

(f)    No injunctions. No injunctions shall have been issued restricting or prohibiting the transactions contemplated by this Agreement.

(g)           Opinion of SELLER'S Counsel. SELLER shall have delivered to BUYER an opinion of its counsel, dated the Closing Date, in form and substance satisfactory to BUYER and its counsel, to the effect that:

(i)
SELLER is a corporation duly organized and validly existing in good standing under the laws of the State of Massachusetts, with full power and authority to carry on the business in which it is engaged, and is legally qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its owned or leased properties or the nature of its activities make such qualification necessary;

(ii)
all requisite corporate action has been taken by SELLER for the due authorization, execution, delivery and performance of this Agreement by SELLER and OWNER, and this Agreement has been duly executed and delivered by SELLER and OWNER and constitutes a legal and binding obligation of SELLER and OWNER, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally; provided, however, no opinion shall be given that any particular provision will be enforced by specific performance; and

(iii)
the execution and delivery by SELLER and OWNER of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any of the Organizational Documents of SELLER or, subject to the receipt of necessary consents, result in any breach or violation of any of the terms or provisions of or constitute a default under, any material guaranties, contracts, leases or any other agreement or instrument known to said counsel to which SELLER is a party. by which it is bound or to which any of its property or assets is subject.

(h)           Introductory Customer Letter. At the request of BUYER, SELLER and OWNER shall execute an introductory customer letter, substantially in the form attached hereto as Exhibit C. for which customer mailing labels, letterhead and envelopes will be provided by SELLER at Closing.

(i)           Delivery of Charter Amendments. SELLER shall have delivered to BUYER amendments to SELLER'S Organizational Documents changing the name of SELLER to one wholly dissimilar from “Heating & Air Conditioning Services.” Such amendments shall have been executed by an appropriate officer of SELLER and shalt he in a form suitable to effect such name change upon filing with the Massachusetts Secretary of State or other appropriate Governmental Body. SELLER will not file such amendment with the Massachusetts Secretary of State or other Governmental Body unless and until the Closing occurs.

(j)    Accrued/Unaccrued Benefits. SELLER and OWNER shall have made provision for the payment of all accrued and unaccrued benefits, including salary, wages, and vacation and sick pay, owed by SELLER to its agents or employees, either prior to or at the Closing.

(k)    Other Matters. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to BUYER and its counsel.

[(l)           Sublease/Lease Assignment. SELLER shall execute and deliver to BUYER a sublease [assignment of lease], consented to by the landlord, substantially in the form attached hereto as Exhibit D.]

Section 9.    Conditions Precedent to Obligations of SELLER and OWNER. The obligations of SELLER and OWNER are subject to fulfillment or waiver, prior to or at Closing, of each of the .following conditions:

(a)    No Errors. The representations and warranties of BUYER herein shall be true and correct in all respects as of the Closing as if made on the Closing Date (except to the extent they expressly relate to an earlier date), and BUYER shall have performed all of the obligations required to be performed by BUYER on or prior to the Closing in the time and manner herein stated.

(b)    No Injunctions. No injunctions shall have been issued restricting or prohibiting the transactions contemplated by this Agreement.

(c)    Delegation of Authority. BUYER shall deliver to SELLER and OWNER a copy of the Delegation of Authority to Execute Certain Agreements adopted by BUYER, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d)    Other Matters. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to SELLER and its counsel.

Section 10.    Non-Competition.

(a)    For a period of five (5) years from and after the Closing Date, neither SELLER nor OWNER nor HULTMAN will, directly or indirectly:

(i)
own, manage, operate, join, control, or be employed by and/or participate in the ownership, management, operations or control of, residential and commercial heating and air conditioning installation and repair business in the Area;

(ii)
solicit residential and commercial heating and air conditioning installation and repair work for, or accept residential and commercial heating and air conditioning installation and repair business from, any customer of BUYER in the Area, either for itself or himself or for others;

(iii)
use for its or his own benefit in the residential and commercial heating and air conditioning installation and repair industry or fir the benefit of others in such industry or at any time divulge to others any confidential information about the Business and/or its trade secrets and/or its customers which it or he obtained as an officer, stockholder or owner of SELLER;

(iv)
interfere with, or do any act prejudicial to, the residential and commercial heating and air conditioning installation and repair business of BUYER in the Area or interfere with the employees of BUYER in any way, including the solicitation or employment of BUYER employees,

In addition to the foregoing, neither OWNER nor HULTMAN shall employ or solicit for employment in any industry any employee of BUYER or SELLER unless such employee has terminated employment with BUYER for at least 120 days.

(b)           Notwithstanding the foregoing, BUYER acknowledges that SELLER and OWNER and HULTMAN may:

(i)
purchase and hold publicly traded securities representing not more than 2% of any class of securities of any company or indirectly invest in the securities of any company that may have some association with a residential and commercial heating and air conditioning installation and repair business in the Area, if such securities are then currently traded on a nationally recognized stock exchange; and

(ii)	assist or be employed by BUYER.

(c)    SELLER and OWNER and HULTMAN further agree, after the Closing Date, (i) not to engage or have any interest, direct or indirect, in a residential and commercial heating and air conditioning installation and repair business in the Area using the name or words “Heating & Air Conditioning Services” or any similar words or expressions; and (ii) not to sell, license, or otherwise transfer to any third party the right to use the name or words “Heating & Air Conditioning Services” or any similar words or expressions in the Area.

(d)    It is the desire and intent of the parties that the terms and provisions of this Section 10) be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the ext (that any portion of this Section 10 shall be adjudicated to be invalid or unenforceable, this Section 10 shall be deemed amended to delete there from or reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply with respect to the operation of this Section 10 the particular jurisdiction in which such adjudication is made.

(e)    SELLER and OWNER and HULTMAN agree that in the event of a breach of this Section 10, BUYER' s remedy at law for such breach will be inadequate, and BUYER may immediately obtain injunctive relief hereunder; provided, however, that BUYER will not be limited to the remedy of injunctive relief and may seek any alternative remedies available to it by law or equity. if it becomes necessary for BUYER to seek monetary damages as a result of a breach of any covenant set forth in this Section 10, the monetary damages shall not be limited by the amount allocated to the non-compete agreement as set forth in Section 11 hereof.

Section 11.    Allocation of Purchase Price. The Purchase Price shall be allocated by the parties, for tax filing purposes only, as follows:

Goodwill	68%
Non-Compete	12%
Assets	20%

Section 12.    Expenses and Taxes. Each party hereto shall pay its own expenses and costs incident to the preparation of this Agreement and the consummation of the transactions contemplated hereby. If any portion of the transactions to be effected pursuant hereto shall be determined to be subject to sales or use taxes, the party on whom such taxes are imposed shall he liable therefore and shall promptly pay the same. Each of BUYER and SELLER shall be liable for and pay, and shall indemnify the other party against, its pro rata share of all personal property taxes assessed on any of the purchased assets. For purposes of calculating each party's pro rata share, personal property taxes shall be allocated on a daily basis and a party's pro rata share shall be based on the proportionate number of days in the applicable period of assessment that such party owned the personal property at issue, consistent with the Closing Date.

Section 13.    Bulk Saks. The parties hereby waive compliance with any applicable bulk sales act or similar legislation, if any. SELLER and OWNER shall indemnify and hold BUYER harmless from and against any Losses incurred by BUYER as a results any noncompliance with the provision of any bulk sales act with respect to the sale of the Assets, except for liabilities and obligations of SELLER expressly assumed by BUYER under the provisions of this Agreement (but only to the extent and in the amounts set forth on, Schedule 3),

Section 14.    Indemnification.

(a)    Indemnification by SELLER and OWNER. SELLER and OWNER hereby agree, jointly and severally, to indemnify and hold harmless BUYER, its affiliates and its successors and assigns from and against any and all losses, damages, liabilities, obligations, costs or expenses, including reasonable legal fees (collectively, “Losses”), incurred by BUYER, its affiliates and its successors and assigns that are caused by or arise out of:

(i)	any breach or default in the performance by SELLER or OWNER of any covenant, undertaking or agreement of SELLER or OWNER contained in this Agreement;

(ii)
any breach of warranty or inaccurate or erroneous representation made by SELLER or OWNER herein, in any Schedule, Exhibit or Addenda delivered to BUYER pursuant hereto or in any certificate or other instrument delivered by or on behalf of SELLER or OWNER pursuant hereto;

(iii)	any liability that was not expressly assumed by BUYER in this Agreement;),

(iv)	any act or omission of SELLER or OWNER or SELLER's employees or agents in connection with operation of the Business prior to the Closing Date; and

(v)	enforcement of BUYER's rights hereunder.

(b)           Indemnification by BUYER, BUYER agrees to indemnify and hold harmless SELLER and OWNER and their respective successors and assigns from and against any and all Losses incurred by SELLER or OWNER that arc caused by or arise out of:

(i)	any breach or default in the performance by BUYER of any covenant, undertaking or agreement of BUYER contained in this Agreement;

(ii)	any breach of warranty or inaccurate or erroneous representation made by BUYER herein or in any certificate or other instrument delivered by or on behalf of BUYER pursuant hereto; and

(iii)	any liability that was specifically assumed by BUYER pursuant to Section3.

(c)           Procedure. The party [or parties] seeking indemnification (the “Indemnitee”) shall give to the party [or parties] from whom indemnification is sought (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and setting forth the amount, or method of computation thereof, of such claim (if then known); provided, that a Claim Notice in respect of any pending or threatened action or proceeding by or against a third person as to which indemnification is sought (each such action or proceeding being a “Third Person Claim”) shall be given promptly after the Indemnitee receives notice thereof or makes such a claim, whichever is applicable; and provided, further, that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent it shall have been materially prejudiced by such failure.

After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled under this Section 14 shall be determined: (i) by written agreement between the Indemnitee and Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnitee and Indemnitor shall agree.

Subject to the next paragraph, the Indemnitee shall have the right to conduct and control the defense, compromise or settlement of any Third Person Claim as to which indemnification is sought hereunder, and the Indemnitor shall cooperate in connection therewith; provided that the Indemnitor may participate, at its expense, in the defense of any such claim. The lndemnitee may settle such claim on such terms as reasonably agreed to by Indemnitee and Indemnitor. If no compromise or settlement of such Third Person Claim is made, the Indemnitor shall promptly reimburse the lndemnitec for the amount of any final judgment rendered with respect to such claim and for all reasonable expenses, legal or otherwise, incurred by the Indemnitee in the defense thereof, but only to the extent that such amounts are actually paid.

If Third Person Claim is solely for money damages or, where SELLER and/or OWNER is the Indemnitor, will have no continuing effect on the Business or the Assets, then the Indemnitor shall have the right to conduct and control the defense, compromise or settlement of such Third Person Claim as to which indemnification is sought hereunder and the Indemnitee shall cooperate in connection therewith; provided that the Indemnitee may participate, at its expense, in the defense of any such claim.

Section 15.    Right to Set-Off. BUYER shall have the right to set-off against any payments due SELLER and/or OWNER hereunder the amount of any -Losses incurred by BUYER caused by or arising out of any breach by SELLER or OWNER of any representation, warranty or covenant contained in this Agreement, in any Schedule. Exhibit or Addenda delivered to BUYER pursuant hereto or in any certificate or other instrument delivered by or on behalf of SELLER or OWNER pursuant hereto, and in the event that SELLER and/or OWNER fail to promptly satisfy their respective indemnity obligations set forth in Section 14. The exercise of such right of set-off shall be evidenced by means of a written notice to SELLER setting forth the amount of the set-off and the basis therefor.

Section 16.    Announcements. No public disclosure or publicity release relating to the existence of this Agreement or its subject matter shall be made without the consent of BUYER, except as otherwise required by law and except for such disclosures that, in the opinion of counsel for either party, are necessary to comply with the requirements of the Securities and Exchange Commission or the rules of any applicable national stock exchange, in which case written notice of such disclosure shall be given promptly to the other party.

Section 17.    Business Transition and Referrals. SELLER shall assist BUYER in the transition of the Contracts and Commitments and Customer Lists to BUYER, including permitting BUYER to use any necessary computer hardware and/or software retained by SELLER for six (6) months following the Closing. For a period of five years from and after the Closing Date, SELLER and OWNER shall refer any current and/or prospective customers and inquiries for residential or commercial heating and air conditioning installation and repair services within the Area to BUYER. Such referrals shall be made directly to BUYER at the local service center.

Section 18.    Collection of Receivables. If, after the Closing Date, SELLER shall receive any remittance on account of any Accounts Receivable, SELLER shall endorse such remittance to the order of BUYER and shall forward it to BUYER promptly (but in no event later than three (3) business days following receipt thereof.

Section 19.     Emplovees/Employee Benefits.

(a)           SELLER and OWNER shall use reasonable efforts to keep available for employment by BUYER all present employees of the Business and to encourage such persons to accept such employment with BUYER if offered, provided that BUYER does not have any obligation to offer to or negotiate for the employment of any employee of SELLER, To the extent any employee non-compete or non-disclosure agreements are deemed to he not assignable, SELLER and OWNER shall reasonably assist BUYER in pursuing a breach of these agreements subject to BUYER reimbursing SELLER and OWNER for the reasonable expenses incurred in connection therewith.

(b)           SELLER and OWNER shall fully provide or pay for all liabilities or obligations to its employees arising under any of SELLER's employee benefit plans.

(c)           SELLER shall provide continuation coverage to each individual who under the terms of SELLER's health plan is entitled to continuation rights pursuant to Code Section 4980B or Part 6 of Subtitle I of .ERISA, and to the extent BUYER is required to provide such continuation coverage pursuant to applicable law, SELLER and OWNER shall reimburse and indemnify BUYER for the costs incurred by BUYER in providing such coverage.

(d)           SELLER and OWNER shall bear the cost and expense of any workers' compensation claim arising out of an injury sustained by any employee of SELLER in whole or in part prior to the Closing Date.

(e)           SELLER and OWNER shall be responsible for the costs and consequences associated with the termination of any employee's employment with SELLER.

(f)           Nothing in this Agreement, express or implied, shall confer upon any employee of SELLER or any of its affiliates. or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period of any nature whatsoever.

Section 20.    Miscellaneous.

(a)           Amendments. This Agreement may only be amended or modified by a written instrument executed by each of the parties hereto.

(b)           Notices. All notices, requests, information and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by a national overnight delivery courier (e.g. FedEx or Airborne Express) or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)    If to SELLER and OWNER, to:

Alan Mintz
Energy King, Inc.
1929 Main Street, Suite 106
Irvine, CA 92614

(ii)    If to BUYER, to:

American Residential Services L.L.C.
965 Ridge Lake Boulevard, Suite 201
Memphis, Tennessee 38120
Attn: General Counsel
Fax: (901) 271-9701

Any party may change the address to which notices hereunder are to he sent by giving written notice of such change of address as provided above.

(c)           Waiver. No waiver by any party hereto of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement shall be deemed or construed as a further or continuing waiver of such condition or breach or waiver of any other or subsequent condition or breach of any other term, covenant, representation or warranty contained in this Agreement.

(d)           Severability. If any provision of this Agreement is determined to be illegal or unenforceable, such provision shall be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties. it shall be deemed stricken to the extent of such illegality or unenforceability and the remainder of the Agreement will remain in full force and effect.

(e)           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall he deemed to be an original, but all of which shall be considered one and the same agreement.

(f)           Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g)           Entire Agreement. This Agreement, the Exhibits, Schedules and any Addenda referred to herein and the instruments delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede all prior written agreements and understandings, oral or written, between the parties relating to the subject matter hereof and thereof

(h)           Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party [parties]: provided, however, that following the Closing BUYER may assign its rights hereunder without the consent of SELLER or OWNER to (i) any business entity that, directly or indirectly, controls or is controlled by BUYER, (ii) a successor-ininterest to BUYER (whether by merger, sale of assets or otherwise) or (iii) for collateral purposes to any lender of BUYER or affiliate. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties to this Agreement and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(i)           Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Tennessee. The parties hereby irrevocably submit to the personal jurisdiction of any state or federal court in the State of Tennessee in any suit or proceeding arising out of or in connection with this Agreement.

(j)           Confidentiality. Each party agrees not to disclose any of the material terms or provisions of this Agreement (except the fact that BUYER acquired ownership of the Assets) to any person not a party to this Agreement, except its officers, directors, attorneys or accountants/auditors, without the prior written consent of the other party [parties], except as required by law.

(k)           Survival of Representations and Warranties. Regardless of any investigation made at any time by or on behalf of any party hereto, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or pursuant to any Exhibit. Schedule or Addenda hereto or in connection with the transactions contemplated hereby and thereby shall not terminate but shall survive the Closing and continue in full force and effect thereafter.

(l)           Further Assurances. From time to time before, at or after the Closing, without further consideration, SELLER and OWNER shall execute, acknowledge and deliver such documents, including powers of attorney for the registration, renewal, extension or titling of vehicles and other titled assets acquired by BUYER hereunder, and shall take such other actions as BUYER may reasonably request in order to more effectively consummate the transactions contemplated herein.

(m)           Facsimile Signatures. It is agreed that this Agreement may be circulated by facsimile for signatures and that facsimile signatures shall be binding on all parties. It is further agreed that if facsimile signatures are used, then upon execution of this Agreement, originals will be circulated for the purpose of obtaining original signatures, and each party to this Agreement agrees to execute this Agreement and return a fully executed original to the other party [parties]. Until such time as the originals arc fully executed by the parties, or in the event such does not occur, the fully executed facsimile agreement shall remain the binding agreement.

(next page is signature page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER	SELLER
AMERICAN RESIDENTIAL SERVICES, L.L.C.	ENERGY KING, INC. d/b/a HEATING & AIR CONDITIONING SERVICES, INC

By: /s/ David M. Slott	By: /s/ Alan Mintz
David M. Slott	Alan Mintz, President
President & Chief Operating Officer

By: /s/ James T. McMahon	OWNER
James T. McMahon
Senior Vice President & Chief Financial Officer
Alan Mintz, Individually

HULTMAN
/s/ Jeff Hultman
Jeff Hultman, executed exclusively with respect to the provisions of Section 10 in consideration of the payment made to Hultman pursuant to Section 2 of this Agreement.

Exhibit A

ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that ENERGY KING, INC. d/b/a HEATING & AIR CONDITIONING SERVICES, INC., a Massachusetts corporation (“Seller”). in accordance with the terms of that certain Asset Purchase Agreement (the “Agreement”) dated December 3, 2008 between Seller and ALAN MINTZ, an individual, and American Residential Services, L.L.C., a Delaware limited liability company (“Buyer”), for good and valuable consideration, hereby sells, transfers, assigns, conveys, grants, delivers, alienates, and sets over to Buyer, and its successors and assigns, forever, all of Seller's beneficial and other right, title and interest in and to the Assets, free and clear of all Encumbrances, to have and to hold the same unto Buyer and its successors and assigns, for its or their use forever.

Seller agrees that it will, at any time and from time to time from the date hereof, upon the request of Buyer, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer, or for aiding, assigning and reducing to the possession of Buyer, title to and possession of any and all of the Assets transferred and assigned hereby.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed by its duly authorized representative as of the 1st day of December, 2008.

Energy King. Inc. d/b/a Heating & Air Conditioning Services, Inc.
By:
Alan Mintz, President

Exhibit B

INSTRUMENT OF ASSUMPTION

KNOW ALL MEN BY THESE PRESENTS that American Residential Services L,L.C., a Delaware limited liability company (“Buyer”), in accordance with the terms of that certain Asset Purchase Agreement (the “Agreement”) dated December 1, 2008, between ENERGY KING, INC. d/b/a HEATING & AIR CONDITIONING SERVICES, INC., a Massachusetts corporation (“Seller”), and ALAN MINTZ, an individual, for good and valuable consideration, hereby assumes and agrees to undertake, perform and discharge, in accordance with the terms thereof, each of the Assumed Liabilities.

Other than as specifically stated herein or in the Agreement, Buyer assumes no obligations or liabilities of Seller.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, BUYER has caused this instrument to be executed by its duly authorized representative as of the 1st day of December, 2008,

American Residential Services, L.L.C.

By:
David M. Slott
President & Chief Operating Officer

By: /s/ James T. McMahon
James T. McMahon
Senior Vice President & Chief Financial Officer

Exhibit C

INTRODUCTORY CUSTOMER LETTER
*Draft Acquisition Letter*

<Logo of acquired company - or name of acquired company>

Date

Dear <Name of acquired company> Customer.

<Name of acquired company> is proud to announce that we have joined forces with ARS/Rescue Rooter. Rest assured ARS/Rescue Rooter will provide you, our valued customer, the same excellence in programs and services that you have come to expect over the years from <Name of acquired company>.

We would like to take this opportunity to thank you for all of your past patronage and hope that you will enjoy ARS/Rescue Rooter's services in the future. We are confident that ARS/Rescue Rooter's services will best meet your plumbing/HVAC needs today and in the future. ARS/Rescue Rooter is committed to providing the highest quality plumbing/HVAC service possible.

If you have any questions, please do not hesitate to call ARS/Rescue Rooter at xxx-xxx-xxxx (i.e. local telephone number).

Thank you,
Sincerely,

Signature of Owner
(Printed name of former owner or acquired company)
Name of acquired company

Signature of ARS/Rescue Rooter GM
(Printed name of manager)
ARS/Rescue Rooter
Office address
City, State Zip

Exhibit D

SUBLEASE

Sublease attached hereto.

Schedule 1(a)-1

ACCOUNTS RECEIVABLE

A list of SELLER's Accounts Receivable arising from service in the ordinary course of the Business, and estimated to be approximately S117,430.00, together with a list of SELLER's Customers Prepayments and Credits, which are not more than $182,000.00, is attached hereto.

Schedule 1(a)-2

CONTRACTS AND COMMITMENTS

Schedule 1(a)-3

CUSTOMER LISTS

Attached hereto is a summary of SELLER's commercial, industrial and residential customer accounts as of December 1, 2008. SELLER will deliver to BUYER at Closing a complete list of such accounts, dated as of December 1, 2008, together with all of the items constituting the Customer Lists, including information relating to current, former or prospective customers of SELLER. Upon delivery, such list and items will he incorporated herein by reference.

__ Customer Lists on File at Branch Office
__ Customer Lists Attached Hereto

Schedule 1(a)-4

EXCLUDED ASSETS

None

Schedule 1(a)-5

FIXED ASSETS

A list of SELLER's Fixed Assets, valued at $198,317.00, is attached hereto.

Schedule 1(a)-6

INVENTORY

A list of SELLER's usable inventory, valued at $393,000.00, is attached hereto.

Schedule 1(a)-7

OTHER ASSETS

1.           All printed materials and marketing materials used in the Business.

2.           Business telephone numbers:

(508) 539-8887
(508) 543-6612
(508) 588-9025
(508) 880-7721
(781) 263-0020
(781) 356-0909
(781) 575-6776
(781) 582-1186
(781) 982-9940
(800) 479-4822

3.           The following Yellow Pages placement and advertisements (including executed transfer of such advertisements with consent of publisher).

Schedule 3

ASSUMED LIABILITIES

1.	See attached listing of Yellow Pages Directory Advertising. (The Yellow Pages advertising contract is attached hereto)

2.
The building Lease between Kevin Medicros and James M. Papasodero (Lessor) to Heating and Air Conditioning Services, Inc. (Lessee) for the premises known as 300 Manley Street, West Bridgewater, Massachusetts commencing, February 1, 2005 and ending on January 31, 2010, but limited to the terms of the Sublease attached hereto as Exhibit D.

3.	Vehicle Leases (Operating Lease and Fleet Management Services Agreement with Automotive Rentals, Inc. and vehicle listing attached hereto)

4.	Accounts payable in the amount of $513,273.00

5.	Payroll in the amount of $52,536.31 for last two (2) weeks of November 2008

Schedule 5(e)

CUSTOMER REVENUE AND EARNINGS

Schedule 5(g)

FINANCIAL STATEMENTS

The following financial statements of SELLER with respect to the Business are attached hereto:

1.	Unaudited Balance Sheets at December 31, 2007, December 31, 2006 and October 31, 2008

2.	Unaudited Statements of Income for each of the 12-months ended December 31, 2007 and December 31. 2006 and for the 10-months ended October 31, 2008

Schedule 5(k)

REAL PROPERTY

The building Lease between Kevin Medieros and James M. Papasodero (Lessor) to Heating and Air Conditioning Services, Inc. (Lessee) for the premises known as 300 Manley Street, West Bridgewater, Massachusetts commencing February 1, 2005 and ending on January 31, 2010.

Schedule 5(l)

INTELLECTUAL PROPERTY

Tradename “Heating & Air Conditioning Services”

Schedule 5(m)

AVAILABILITY OF ASSETS

NONE

Schedule 5(o)
EMPLOYEE MATTERS

Employee listing is attached hereto.

Schedule 5(q)

GOVERNMENTAL PERMITS

[list of Governmental Permits; exceptions to validity of permits]

Schedule 5(r)

ENVIRONMENTAL MATTERS

NONE

Schedule 5(s)

TAX RETURNS

SELLER has paid all sales, use, income or other taxes and timely tiled all returns related thereto. Copies of all tax returns filed for the Business for the past three years are attached hereto.

Schedule 5(t)

LITIGATION AND CLAIMS

NONE

Schedule 5(u)

INSURANCE POLICIES

Attached is a list of the insurance policies maintained by SELLER for the Business during the past five years, along with certificates of coverage for each of the insurance policies that sets forth name. address, policy numbers, claims address and telephone number for each of its insurance carriers and agents.

1)	Global Insurance Network, Inc., Certificate of Liability Insurance, Effective 9/1/2007, Expiration 9/1/2008

2)	Global Insurance Network, Inc., Certificate of Liability Insurance, Effective 9/1/2006, Expiration 9/1/2007

3)	Global Insurance Network, Inc., Certificate of Liability Insurance, Effective 9/1/2005, Expiration 9/1/2006

4)	Global Insurance Network, Inc., Certificate of Liability Insurance, Effective 9/1/2004, Expiration 9/1/2005

Schedule 5(v)

WARRANTIES

Attached is a copy of SELLER's standard terms and conditions used in the Business.

Schedule 8(e)

AUTHORIZATIONS/RESOLUTIONS

SELLER's Corporate Resolutions authorizing execution and delivery of agreement are attached hereto:

Schedule 8(d)

CERTIFICATE OF GOOD STANDING

Attached is SELLER'S Certificate of Good Standing from the state of its formation i domicile and from any other state in which it is qualified to do business, dated within ten (10) days of Closing.

Schedule 8(g)

OPINION OF SELLER'S COUNSEL

SELLER's Opinion of Counsel is attached hereto, dated the Closing Date, in form and substance satisfactory to BUYER and its counsel, in accordance with paragraph 8(g) of this Agreement.

Schedule 8(f)

DELIVERY OF CHARTER AMENDMENTS

SELLER shall deliver to BUYER an amendment of the SLLLER's Articles of Incorporation changing the name of the SELLER to one wholly dissimilar from “Heating & Air Conditioning Services.” Such amendment shall have been executed by an appropriate officer of the SELLER and suitable to effect such name change upon filing with the Massachusetts Secretary of State or such other governmental authority where name has been filed. SELLER will not file such amendment with the Massachusetts Secretary of State or other governmental authority unless and until Closing occurs.